Exhibit 99.1

Contact:

Meg McElroy, Shareholder Relations	301.366.4960
Deanne Eagle, Planet Communications, Media	917.837.5866
Susan Roush, Investor Relations	818.222.8330

NEURALSTEM FILES FDA APPLICATION FOR FIRST CHRONIC SPINAL CORD INJURY STEM CELL TRIAL

ROCKVILLE, Maryland, August 25, 2010 – Neuralstem, Inc. (NYSE Amex:CUR) announced that it has filed an Investigational New Drug (IND) application with the United States Food and Drug Administration (FDA) to begin a Phase I safety clinical trial for chronic spinal cord injury with its spinal cord stem cells. This multicenter Phase I safety trial will enroll a total of 16 long-term, or chronic, spinal cord injury patients, with an American Spinal Injury Association (ASIA) Grade A level of impairment, one-to-two years post-injury. ASIA A refers to a patient with no motor or sensory function in the relevant segments and is considered to be complete paralysis.

“We are filing an application with the FDA to test our spinal cord stem cells in a second medical condition with substantial unmet needs,” said Neuralstem CEO and President, Richard Garr. “The proposed trial is primarily designed to test the safety of both our cells and delivery method in chronic spinal cord injury patients.”

“We are very encouraged by what we have learned transplanting the first six ALS (Amyotrophic Lateral Sclerosis) patients in our FDA-approved trial in Atlanta,” said Chief Scientific Officer and Chairman of Neuralstem’s Board of Directors, Karl Johe, Ph.D. “We believe that it is the right time to leverage what we have learned with ALS in spinal cord injury. We will be looking at secondary endpoints as well, by which we hope to measure some degree of functional recovery.  As in the ALS trial, we are proposing to transplant patients with injuries in the thoracic (mid-back) regions first. Once the safety of the surgeries has been established, we plan to transplant patients whose injuries are in the cervical (upper spinal cord) region.”

Potential Mechanism of Therapeutic Action

Clinical studies with chronic SCI patients have demonstrated that, even several years after motor- and sensory-complete SCI, intensive and task-specific rehabilitation can improve motor function as measured by the ASIA Impairment Scale (AIS). These clinical experiences, together with results from numerous animal studies of SCI, illustrate that even the complete, chronically-injured cord can undergo some degree of recovery and reorganization.  Transplantation of Neuralstem’s human spinal stem cells (HSSC) is meant to provide a neuron-rich substrate to the injured segments of a patient’s spinal cord to promote further repair, regeneration, and reorganization.  The goal is to harness this inherent plasticity and promote reorganization by combining stem cell transplantation with the modern concept of activity-guided rehabilitation.

Currently, no predictive animal model of chronic human SCI exists. However, in a rat model of ischemia-induced spinal cord injury that generates the condition of permanent paraplegia, transplantation of Neuralstem’s HSSC into the injury site leads to significant motor recovery (reported in NEUROSCIENCE, June 29, 2007, in conjunction with the University of California at San Diego). Detailed analysis revealed robust graft survival, extensive neuronal differentiation, and integration of grafted cells into the host circuitry, all outcomes which we believe are essential for recovery of function in human patients.  Similar results were obtained by Neuralstem in rodent models of ALS in which transplanted HSSC again showed extensive neuronal differentiation and integration with host neuronal circuitry, and led to the rescue of at-risk motor neuron populations (reported in Transplantation, October, 2006, and Journal of Comparative Neurology, March 2009, in conjunction with Johns Hopkins University).  These studies further demonstrated that Neuralstem’s HSSC transplants secreted important neuroprotective agents and extended long-distance axons into the host.

Neuralstem believes that, in chronic SCI, our HSSC transplants may promote reorganization of segmental circuitry over the long-term. In the cervical region of the spinal cord, this could result in improved breathing capacity and recovery of sensori-motor functions of the upper limbs. Segmental reorganization induced by, and utilizing graft-derived neurons, may also result in improved locomotion.

Neurons differentiated from Neuralstem’s HSSC grafts in chronic thoracic injuries may serve as a bridge to connect the axons located above the site of injury to neurons of segments below the injury site.  HSSC grafts may also encourage axons to regenerate through the graft to segments below the injury.

About Chronic Spinal Cord Injury

There are more than 10,000 new spinal cord injuries (SCI) in the US each year. At the time of a recent survey done by the Christopher & Dana Reeve Foundation, there were approximately 840,000 people living with chronic SCI. According to the National Spinal Cord Injury Association, 85% of SCI patients who survive the first 24 hours are still alive 10 years later.

About Neuralstem

Neuralstem's patented technology enables the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glia. Neuralstem is in a Phase I safety clinical trial for Amyotrophic Lateral Sclerosis (ALS), often referred to as Lou Gehrig's disease. The company is also targeting major central nervous system diseases in addition to ALS, including traumatic spinal cord injury, ischemic spastic paraplegia, and Huntington’s disease. The company has also submitted an IND application to the FDA for a Phase I safety trial in chronic spinal cord injury.

Through its proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain’s capacity to generate new neurons, possibly reversing the pathologies of some central nervous system conditions. The company plans to initiate clinical trials to treat Alzheimer’s disease and major depression with its lead compound, as well as pursue additional indications, including traumatic brain injury, posttraumatic stress syndrome, stroke and schizophrenia.

For more information, please go to www.neuralstem.com

Cautionary Statement Regarding Forward Looking Information
This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward- looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2009, and in its quarterly report on Form 10-Q for the period ended June 30, 2010.

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